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[@ coherent logo]                                                PRESS RELEASE
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Editorial Contact:                                            For Release:
Robert J. Quillinan                                           IMMEDIATE
(408) 764-4168                                                 December 8, 1998
                                                              No. 630


        COHERENT, INC. ANNOUNCES DEAL FOR STAR MEDICAL TECHNOLOGIES


Coherent, Inc. (Santa Clara, CA) (Nasdaq:COHR) announced today it has signed a definitive agreement with Palomar Medical Technologies, Inc. (Lexington,
MA) (Nasdaq: PMTI) to acquire Palomar's majority owned subsidiary, Star Medical Technologies, Inc., for $65 million in cash. The consummation of the sale, which is subject to the approval of Palomar's stockholders, and other standard closing conditions and certain regulatory approvals, is expected to occur in February 1999.

Star, based in Pleasanton, California, is the only company with FDA approval for a diode based hair removal product. Star manufactures the highly successful and reliable LightSheer-TM- diode system that is currently distributed exclusively by Coherent. The Light Sheer-TM- diode system is smaller in size than conventional systems, providing greater portability and ease of use for physicians. Since the LightSheer-TM- diode system introduction in March of 1998, Star has shipped more than 200 units to customers worldwide in a market currently recognized as the fastest growing segment of the aesthetic market.

Bernard Couillaud, Coherent's President and Chief Executive Officer stated, "While we are excited about owning the rights to the LightSheer-TM- product, we are not acquiring Star for one product. We view Star as a semiconductor laser company with proven laser diode stacking technology waiting to be applied into commercial and other medical markets. Star's proprietary technology will play a strategic role in the expansion of our Semiconductor Group's laser diode markets. Star's stacking capabilities will broaden Coherent's applications in a variety of other medical fields and material processing such as soldering, welding and thermal treating, laser pumping, and illuminators."

As part of the transaction, Coherent is acquiring all the intellectual property related to Star's business, including four issued United States patents and a pending application relating to high power semiconductor laser diode arrays. In addition, Palomar is granting Coherent a sublicense to the Anderson hair removal patent on terms similar to those previously existing under the distribution agreement.

The three principals of Star, Bob Grove, Jim Holtz, and Dave Mundinger, with a combined experience of more than 35 years in the semiconductor laser industry, have agreed to remain with the company which will continue operations in Pleasanton, California. Bob Grove, Star's President, said, "Since its founding in 1992, Star has developed proprietary methods for manufacturing high power semiconductor laser arrays and has successfully leveraged the technology in the hair removal marketplace. We are excited to work with Coherent, the world's largest independent laser company, and are eagerly looking forward to developing new products and markets utilizing these devices."

Robert J. Quillinan, Coherent's Chief Financial Officer, cautioned, "While the acquisition will increase our sales figures, it is not expected to have a material effect on Coherent's profits for the next two years because of the beneficial commission structure under our current distribution agreement. The real impact is expected after two years when the distribution agreement was set to terminate. Of course, ownership of this company will allow these sales to continue."

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to currency adjustments, contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company's reports on Form 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor's SmallCap 600 company and a world leader in the design and manufacture of lasers and systems for medical, scientific and commercial applications. Please direct any questions to Robert J. Quillinan, Executive Vice President and Chief Financial Officer at (408) 764-4168. For more information about Coherent, visit our Web site at http://www.cohr.com for product and financial updates. To receive a full text copy of this press release by fax, please call (877) 329-2647.